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                                                                    Exhibit 23.1

                          CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on Form S-2 of our report (which includes an explanatory paragraph which refers to the ability of Endorex Corp. (the "Company") to continue as a going concern, as discussed in Note 9 to the consolidated financial statements) dated April 11, 1997, on our audit of the consolidated balance sheet of the Company as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 1, 1996 to December 31, 1996. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.

Chicago, Illinois

March 9, 1998